UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Baudax bio, INC.

(Name of Registrant as Specified In Its Charter)

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ortant Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement and Shareholder Letter are available at www.proxyvote.com. D56147-Z80561 BAUDAX BIO, INC. Special Meeting of Shareholders July 13, 2021 - 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Gerri Henwood and Richard Casten, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BAUDAX BIO, INC. that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held virtually at 9:00 AM, EDT, on July 13, 2021 via www.virtualshareholdermeeting.com/BXRX2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

PRELIMINARY COPY SUBJECT TO COMPLETION DATED DECEMBER 30, 2021

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Baudax Bio, Inc. intends to release definitive copies of this Proxy Statement to security holders on or about January 10, 2022.

490 Lapp Road
Malvern, PA 19355
2022 SPECIAL MEETING OF SHAREHOLDERS
To be Held on February 9, 2022

January 10, 2022

Dear Shareholder:

We are pleased to invite you to attend a Special Meeting of Shareholders (the “Special Meeting), of Baudax Bio, Inc. (“Baudax Bio” or the “Company”), which will be held at 9:00 a.m., Eastern Time, on February 9, 2022 for the following purposes:

1.
to approve an amendment to our Amended and Restated Articles of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022, the implementation and timing of which shall be subject to the discretion of our Board of Directors (the “Board”); and
2.
to approve of the adjournment of the Special Meeting to the extent there are insufficient votes at the Special Meeting to approve the foregoing proposal.

The Special Meeting can be accessed via the Internet at: www.virtualshareholdermeeting.com/BXRX2022.

Details regarding admission to the Special Meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Special Meeting of Shareholders, (the “Notice”), and 2022 Special Meeting Proxy Statement (the “Proxy Statement”).

Your vote is important. Whether or not you plan to virtually attend the Special Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice and Proxy Statement.

If you have any questions with respect to voting, please call our Chief Financial Officer, Richard S. Casten, at (484) 395-2440.

Sincerely,

Alfred Altomari	Gerri Henwood
Chairman of the Board	Director, President and Chief Executive Officer

THIS PROXY STATEMENT AND ENCLOSED PROXY CARD ARE
FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 10, 2022.

PRELIMINARY COPY SUBJECT TO COMPLETION DATED DECEMBER 30, 2021

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Baudax Bio, Inc. intends to release definitive copies of this Proxy Statement to security holders on or about January 10, 2022.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders:

You are invited to attend Baudax Bio’s Special Meeting. At the Special Meeting, shareholders will vote:

1.

to approve an amendment to the Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022, the implementation and timing of which shall be subject to the discretion of the Board; and

2.	to approve adjournment of the Special Meeting to the extent there are insufficient votes at the Special Meeting to approve the immediately preceding proposal.

Shareholders also will transact any other business that may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

MEETING INFORMATION

Date:	February 9, 2022
Time:	9:00 a.m. Eastern Time
Location:	Via the Internet www.virtualshareholdermeeting.com/BXRX2022
Record Date:	You can vote if you were a shareholder of record on December 28, 2021.

Your vote matters. Whether or not you plan to virtually attend the Special Meeting, please ensure that your shares are represented by voting, signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Jillian Dilmore Corporate Secretary January 10, 2022

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. This Proxy Statement and the proxy card are being mailed to our shareholders on or about January 10, 2022. This Proxy Statement is available to holders of our common stock at www.proxyvote.com.

Notice of Special Meeting of Shareholders and Proxy Statement | ii

SUMMARY INFORMATION

To assist you in reviewing this meeting’s proposals, we call your attention to the following proxy summary. This is only a summary; please review this Proxy Statement in full.

Summary of Shareholder Voting Matters

Proposal	For More Information	Board of Directors Recommendation

Item 1: Approval of an amendment to the Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022, the implementation and timing of which shall be subject to the discretion of the Board

	Page 6	✓ FOR
Item 2: Approval of adjournment of the Special Meeting to the extent there are insufficient votes at the Special Meeting to approve the immediately preceding proposal	Page 11	✓ FOR

PROXY STATEMENT

This Proxy Statement, with the enclosed proxy card, is being mailed to shareholders of Baudax Bio in connection with the solicitation by our Board of proxies to be voted at our Special Meeting and at any postponements or adjournments thereof. The Special Meeting will be held on February 9, 2022, at 9:00 a.m., Eastern Time via the Internet at www.virtualshareholdermeeting.com/BXRX2022.

This Proxy Statement and the enclosed proxy card are first being mailed to our shareholders on or about January 10, 2022.

Notice of Special Meeting of Shareholders and Proxy Statement | iii

GENERAL INFORMATION ABOUT THE MEETING

PROXY SOLICITATION

The Company is soliciting your vote on matters that will be presented at the Special Meeting and at any adjournment or postponement thereof. This Proxy Statement contains information on these matters to assist you in voting your shares.

This Proxy Statement and the proxy card are being mailed to our shareholders on or about January 10, 2022. This Proxy Statement is available to holders of our common stock at www.proxyvote.com.

SHAREHOLDERS ENTITLED TO VOTE

All shareholders of record of our common stock and our Series A Convertible Preferred Stock (the “Preferred Stock”) at the close of business on December 28, 2021 (the “Record Date”), are entitled to receive the Notice and to vote their shares at the Special Meeting. As of that date, 84,578,624 shares of our common stock were outstanding and 42,289.3 shares of our Preferred Stock, convertible into 16,915,720 shares of common stock, were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought to the meeting. Each share of Preferred Stock is entitled to 125,000 votes on Proposal One, however, the Preferred Stock shall not be entitled to vote on Proposal Two.

VOTING METHODS

You may vote at the Special Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

MAIL	INTERNET	PHONE	ONLINE AT THE MEETING
Mailing your signed proxy card or voter instruction card.	Using the Internet at www.proxyvote.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.	You can vote at the meeting at www.virtualshareholder meeting.com/BXRX2022

HOW YOUR SHARES WILL BE VOTED

In each case, your shares will be voted as you instruct. If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. If you are the record holder of your shares, you may revoke or change your vote any time before the proxy is exercised. To do so, you must do one of the following:

•

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on February 8, 2022.

•	Sign a new proxy card and submit it by mail, which must be received no later than February 8, 2022. Only your latest dated proxy card will be counted.

•	Virtually attend the Special Meeting at www.virtualshareholdermeeting.com/BXRX2022. Virtually attending the Special Meeting will not by itself revoke a previously granted proxy.

•	Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy.

Notice of Special Meeting of Shareholders and Proxy Statement | 1

GENERAL INFORMATION ABOUT THE MEETING

If your shares are held by your broker, bank or other holder of record as a nominee or agent (i.e., the shares are held in “street name”), you should follow the instructions provided by your broker, bank or other holder of record.

Deadline for Voting. The deadline for voting by telephone or Internet, other than by virtually attending the Special Meeting, is 11:59 p.m. Eastern Time on February 8, 2022. If you are a registered shareholder and virtually attend the Special Meeting, you may vote online during the Special Meeting.

BROKER VOTING AND VOTES REQUIRED FOR EACH PROPOSAL

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available or by following their instructions for voting on the Internet.

The following table summarizes how abstentions are treated with respect to our proposals:

Proposal	Votes Required	Treatment of Abstentions	Broker Discretionary Voting

Item 1: Approval of an amendment to the Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022, the implementation and timing of which shall be subject to the discretion of the Board

	Affirmative vote of the majority of voting power of the outstanding shares of capital stock entitled to vote	Abstentions will be treated as a vote “against” such proposal	Yes
Item 2: Approval of adjournment of the Special Meeting to the extent there are insufficient votes at the Special Meeting to approve the immediately preceding proposal	Majority of the votes cast	Abstentions will not be taken into account in determining the outcome of the proposal	Yes

Item 1: Approval of an amendment to the Charter to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022, the implementation and timing of which shall be subject to the discretion of the Board. The approval of the amendment to the Charter to effect a reverse stock split requires the affirmative votes of a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the proposal. The holders of common stock have the right to cast one (1) vote per share of common stock on this proposal. The holders of Preferred Stock have the right to cast 125,000 votes per share of Preferred Stock on this proposal, provided, that such votes must be counted by the Company in the same proportion as the aggregate shares of common stock voted on this proposal. As an example, if the holders of 50.5% of the outstanding common stock are voted at the meeting in favor of Proposal One, the Company can count 50.5% of the votes cast by the holders of the Preferred Stock as votes in favor of Proposal One.

Item 2: Adjournment. The approval of the adjournment requires the affirmative vote of a majority of the votes cast by all shareholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. Only the holders of outstanding shares of common stock are entitled to vote on this proposal.

Notice of Special Meeting of Shareholders and Proxy Statement | 2

GENERAL INFORMATION ABOUT THE MEETING

QUORUM

We must have a quorum to conduct business at the Special Meeting. A quorum consists of the presence at the Special Meeting either attending the meeting virtually or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote, which shall include 78.125% of shares of common stock issuable upon conversion of the Company’s outstanding Preferred Stock as of the Record Date, or 13,215,406 shares of common stock. The presence of the holders of at least 48,897,016 shares of common stock (including 13,215,406 shares of common stock issuable upon conversion of the Company’s outstanding Preferred Stock) entitled to be voted at the Special Meeting will be required to establish a quorum. Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum. For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote, and count toward the quorum. If there is no quorum, the holders of a majority of shares virtually attending the Special Meeting or represented by proxy or the chairman of the meeting may adjourn the Special Meeting to another date.

PROXY SOLICITATION COSTS

We pay the cost of soliciting proxies. Proxies will be solicited on behalf of the Company by mail, telephone and other electronic means or in person. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged Kingsdale Advisors to assist with the solicitation of proxies for an estimated fee of up to $15,000, plus any additional expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Notice of Special Meeting of Shareholders and Proxy Statement | 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of December 28, 2021 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock (including shares of common stock issuable upon conversion of our Preferred Stock), (b) each named executive officer of the Company, (c) each director of the Company, and (d) all executive officers and directors as a group.

The percentage of common stock outstanding is based on 101,494,344 shares of our common stock outstanding as of December 28, 2021, which includes 16,915,720 shares of common stock issuable upon conversion of our Preferred Stock. For purposes of the table below, and in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we deem shares of common stock subject to options that are currently exercisable or exercisable within sixty days of December 28, 2021 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each of the persons or entities in this table has sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted below, the street address of each beneficial owner is c/o Baudax Bio, Inc., 490 Lapp Road, Malvern, PA 19355.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% or Greater Shareholders
Armistice Capital Master Fund, Ltd.(1) 510 Madison Avenue, 22nd Floor New York, New York 10022	10,148,419	9.99%
Named Executive Officers and Directors
Gerri Henwood(2)	614,319	*
Richard S. Casten(3)	173,437	*
Alfred Altomari(4)	95,907	*
William L. Ashton(5)	85,307	*
Arnold Baskies(6)	20,000	*
Winston J. Churchill(7)(8)	1,394,889	1.4%
Andrew Drechsler(9)	10,000	*
Wayne Weisman(8)(10)	1,257,689	1.2%
All executive officers and directors as a group (8 persons)(11)	2,491,966	2.5%

Notice of Special Meeting of Shareholders and Proxy Statement | 4

*	Less than 1%
(1)

Amount of common stock beneficially owned includes 10,148,419 shares of common stock, held either outright or issuable upon the exercise of warrants or conversion of the Preferred Stock. The warrants and Preferred Stock held by this shareholder include provisions that limit the exercise or conversion thereof, as applicable, to the extent such exercise would cause the holder, together with its affiliates and any other person acting together with it and its affiliates, to beneficially own a number of shares of common stock that would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise or conversion, as applicable, excluding for purposes of such determination shares of common stock issuable upon the exercise of the warrant that have not been exercised. The shareholder may increase or decrease its beneficial ownership limitation upon giving notice to us, which such increase or decrease will not be effective until the 61st day after the notice is delivered to us. As a consequence of this beneficial ownership conversion cap and related limitation on the conversion and exercise of the warrants, the beneficial ownership of this shareholder is limited as indicated in the table. Armistice Capital Master Fund Ltd. is an investment advisory client of Armistice Capital, LLC. Steven Boyd is the managing member of Armistice Capital, LLC and is deemed to have dispositive and voting power with respect to the shares beneficially held by Armistice Capital Master Fund Ltd.

(2)

Ms. Henwood holds (i) 292,431 shares of our common stock, which includes 20,000 shares of our common stock held by Ms. Henwood’s husband, Thomas Henwood, and (ii) stock options to purchase 321,888 shares of our common stock that may be exercised within 60 days of December 28, 2021. As spouses, Mr. and Ms. Henwood may be deemed to beneficially own the shares of our common stock that are held by the other spouse. Mr. and Ms. Henwood disclaim beneficial ownership of the shares of our common stock that are held by the other spouse.

(3)	Mr. Casten holds 100,000 shares of our common stock and stock options to purchase 73,437 shares of our common stock that may be exercised within 60 days of December 28, 2021.
(4)	Mr. Altomari holds 61,333 shares of our common stock and stock options to purchase 34,574 shares of our common stock that may be exercised within 60 days of December 28, 2021.
(5)	Mr. Ashton holds 50,733 shares of our common stock and stock options to purchase 34,574 shares of our common stock that may be exercised within 60 days of December 28, 2021.
(6)	Dr. Baskies holds 20,000 shares of our common stock.
(7)	Mr. Churchill holds 200,733 shares of our common stock and stock options to purchase 34,574 shares of our common stock that may be exercised within 60 days of December 20, 2021.
(8)

SCP Vitalife Partners II, L.P., or SCP Vitalife Partners, SCP Vitalife Partners (Israel) II, L.P., or SCP Vitalife Israel, SCP Vitalife II Associates, L.P., or SCP Vitalife Associates, SCP Vitalife II GP, LTD (SCP Vitalife GP), Winston J. Churchill, Jeffrey Dykan, and Wayne B. Weisman. SCP Vitalife Partners beneficially owns 869,160 shares of common stock and SCP Vitalife Israel beneficially owns 290,422 shares of common stock. As the general partner of SCP Vitalife Partners and SCP Vitalife Israel, SCP Vitalife Associates may be deemed to beneficially own 1,159,582 shares of common stock. As the general partner of SCP Vitalife Associates, SCP Vitalife GP may be deemed to beneficially own 1,159,582 shares of common stock. As directors of SCP Vitalife GP, Messrs. Churchill, Dykan and Weisman may be deemed to beneficially own 1,159,582 shares of common stock. SCP Vitalife Partners shares dispositive and voting power with respect to the 869,160 shares of common stock owned. SCP Vitalife Israel shares dispositive and voting power with respect to the 290,422 shares of common stock owned. SCP Vitalife Associates, SCP Vitalife GP, Messrs. Churchill, Dykan and Weisman have shared dispositive and voting power with respect to the aggregate 1,159,582 shares of common stock owned by SCP Vitalife Partners and SCP Vitalife Israel.

(9)	Mr. Drechsler holds 10,000 shares of our common stock.
(10)	Mr. Weisman holds 63,533 shares of our common stock and stock options to purchase 34,574 shares of our common stock that may be exercised within 60 days of December 28, 2021.
(11)	Includes stock options to purchase 533,621 shares of our common stock that may be exercised within 60 days of December 28, 2021.

Notice of Special Meeting of Shareholders and Proxy Statement | 5

ITEMS TO BE VOTED ON

ITEM 1: APPROVAL OF AN AMENDMENT TO THE CHARTER TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF ANY WHOLE NUMBER BETWEEN 1-FOR-8 AND 1-FOR-35, AT ANY TIME PRIOR TO JUNE 30, 2022, THE IMPLEMENTATION AND TIMING OF WHICH SHALL BE SUBJECT TO THE DISCRETION OF THE BOARD

We are seeking shareholder approval to grant the Board discretionary authority to amend the Charter to effect a reverse stock split of the issued and outstanding shares of our common stock by a ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022 (the “Reverse Split”).

The Reverse Split will not change the number of authorized shares of common stock or Preferred Stock or the relative voting power of such holders of our outstanding common stock and Preferred Stock. The number of authorized but unissued shares of our common stock will materially increase and will be available for reissuance by the Company. The Reverse Split, if effected, would affect all of our shareholders uniformly.

The Board unanimously approved, and recommended seeking shareholder approval of the Reverse Split, on December 30, 2021. If this Reverse Split is approved by the shareholders, the Board will have the authority, in its sole discretion, without further action by the shareholders, to effect the Reverse Split. The Board’s decision as to whether and when to effect the Reverse Split, if approved by the shareholders, will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.

A reverse stock split will also affect our outstanding stock options, restricted stock units and shares of common stock issued under our 2019 Equity Incentive Plan, as well as our outstanding warrants. Under these plans and securities, the number of shares of common stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the Reverse Split.

The Reverse Split is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to the Board or our shareholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the Reverse Split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). The Board believes that the benefits to the Company outweighs the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect the Reverse Split.

Reasons for the Reverse Stock Split

The Board believes that effecting the Reverse Split would increase the price of our common stock which would, among other things, help us to:

•
Meet certain listing requirements of the Nasdaq Capital Market;
•
Appeal to a broader range of investors to generate greater interest in the Company; and
•
Improve perception of our common stock as an investment security.

Meet Listing Requirements – Our common stock is listed on the Nasdaq Capital Market under the symbol BXRX. On June 17, 2021, we received a deficiency letter from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”), notifying us that, for the last 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days, or until December 14, 2021, to regain compliance with Rule 5550(a)(2). As of December 14, 2021, we were not in compliance with Rule 5550(a)(2). On December 16, 2021, Nasdaq granted us a second 180 calendar day period to regain compliance with Rule 5550(a)(2), which expires on June 13, 2022. Although we believe that implementing the Reverse Split is likely to lead to compliance with the Rule 5550(a)(2), there can be no assurance that the closing share price after implementation of the Reverse Split will succeed in restoring such compliance.

Notice of Special Meeting of Shareholders and Proxy Statement | 6

In order to procure the vote necessary to effect the Reverse Split, on December 28, 2021 we closed a Preferred Stock financing, in which we issued 42,289.3 shares of Preferred Stock, with an aggregate stated value of $4,228,930. The Preferred Stock became convertible into an aggregate of 16,915,720 shares of common stock on the date following the Record Date. The terms of the Preferred Stock are set forth in a Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), filed with the State of Pennsylvania and effective on December 28, 2021. The shares of Preferred Stock do not have any voting rights except with respect to the Reverse Split proposal presented at this Special Meeting or otherwise as required by law. With respect to this Reverse Split proposal, each share of Preferred Stock is entitled to 125,000 votes on such proposal, which is referred to as supermajority voting, provided, that on the votes by holders of Preferred Stock will be counted in the same proportion as the aggregate votes cast by the holders of common stock who vote on this proposal at the Special Meeting. Holders of Preferred Stock are not entitled to vote on Proposal Two relating to an adjournment of the Special Meeting. We had to provide the investors purchasing the Preferred Stock these negotiated terms, including the supermajority voting, in order to provide necessary financing to the Company to fund its operations and to secure investors committed to voting for this proposal. The shares of Preferred Stock are outstanding as of the Record Date for this Special Meeting.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company – An increase in our stock price may make our common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients lower-priced securities. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect the Reverse Split, and thereby increase the price of our common stock, would give the Board the ability to address these issues if it is deemed necessary.

Improve the Perception of Our Common Stock as an Investment Security – The Board believes that effecting the Reverse Split is one potential means of increasing the share price of our common stock to improve the perception of our common stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity.

Certain Risks Associated with the Reverse Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. The Reverse Split will reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, which will also have the effect of increasing the number of shares of common stock available for issuance. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing shareholders. The current economic environment in which we operate, the debt we carry, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Effects of the Reverse Split

If our shareholders approve the proposed Reverse Split and the Board elects to effect the Reverse Split, our issued and outstanding shares of common stock, for example, would decrease at a rate of approximately one (1) share of common stock for every ten (10) shares of common stock currently outstanding in a one-for-ten split. The Reverse Split would be effected simultaneously for all of our common stock, and the exchange ratio would be the same for all shares of common stock. The Reverse Split would affect all of our shareholders uniformly and would not affect any shareholders’ percentage ownership interests in the Company, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. The Reverse Split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. Common stock issued pursuant to the Reverse Split would remain fully paid and non-assessable. The Reverse Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We have no current plans to take the Company private. Accordingly, the Reverse Split is not related to a strategy to do so.

In addition to the change in the number of shares of common stock outstanding, the Reverse Split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. The Board may utilize the Reverse Split as part of its plan to maintain the required minimum per share price of the common stock under the Nasdaq listing standards.

Notice of Special Meeting of Shareholders and Proxy Statement | 7

Increase in the Number of Shares of Common Stock Available for Future Issuance – By reducing the number of shares outstanding without reducing the number of shares of available but unissued common stock, the Reverse Split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains approximate information relating to our common stock, based on share information as of December 28, 2021:

	Current	After the Reverse Split if the Minimum 1:8 Ratio is Selected	After the Reverse Split if the Maximum 1:35 Ratio is Selected
Authorized common stock	190,000,000	190,000,000	190,000,000

Common stock issued and outstanding (including common stock issuable upon conversion of the Preferred Stock)	101,494,344	12,686,793	2,899,838

Warrants to purchase common stock outstanding	52,062,162	6,507,770	1,487,490

Common stock issuable upon exercise of outstanding stock options, and settlement of restricted stock units	5,874,905	734,363	167,673

Common stock reserved for issuance for future grants under 2019 Equity Incentive Plan	3,220,190	402,524	92,005

Common stock authorized but unissued and unreserved/unallocated	27,348,399	169,668,550	185,352,994

Authorized Preferred Stock	10,000,000	10,000,000	10,000,000

Although the Reverse Split would not have any dilutive effect on our shareholders, the Reverse Split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interests of the Company to enter into transactions and other ventures that may include the issuance of shares of our common stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Split, the dilution to the ownership interest of our existing shareholders may be greater than would occur had the Reverse Split not been effected.

Require Adjustment to Currently Outstanding Securities Exercisable or Convertible into Shares of our Common Stock – The Reverse Split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options, settlement of restricted stock units and exercise of our outstanding warrants in proportion to the reverse stock split ratio. The exercise price of outstanding options and warrants would increase, likewise in proportion to the reverse stock split ratio.

Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our 2019 Equity Incentive Plan – In connection with any reverse stock split, the Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

In addition, the Reverse Split may result in some shareholders owning “odd lots” of less than one hundred (100) shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Split is approved by our shareholders, the Board, in its sole discretion, would determine whether to implement the Reverse Split, taking into consideration the factors discussed above, and, if implemented, determine the ratio of the Reverse Split.

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We would then file Articles of Amendment amending the Charter with the Secretary of the Commonwealth of Pennsylvania. The form of the Articles of Amendment is attached to this Proxy Statement as Appendix A and is considered a part of this Proxy Statement. Upon the filing of the Articles of Amendment, without any further action on our part or our shareholders, the issued shares of common stock held by shareholders of record as of the effective date of the Reverse Split would be converted into a lesser number of shares of common stock calculated in accordance with the Reverse Split ratio of any whole number between 1-for-8 and 1-for-35, at any time prior to June 30, 2022.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

If the proposed Reverse Split is approved and effected, we intend to treat common stock held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders That are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. These shareholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or fractional shares, if applicable. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares (including fractional shares) of common stock held following the Reverse Split.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Shareholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such shareholder would otherwise be entitled multiplied by the product of: (i) the average of the closing prices of our common stock on the Nasdaq Capital Market for the five consecutive trading days immediately preceding the effective date of the Reverse Split and (ii) the reverse stock split factor chosen by the Board. Except for the right to receive the cash payment in lieu of fractional shares, shareholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our common stock would remain unchanged at $0.01 per share, if the Reverse Split is effected.

The Company’s shareholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.01 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of common stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of shareholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of the Reverse Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Split.

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Potential Anti-Takeover Effect

Even though the proposed Reverse Split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board and our shareholders.

No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split

The following discussion is a summary of certain U.S. federal income tax consequences of the reverse stock split to the Company and to shareholders that hold shares of common stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the reverse stock split to vary substantially from the consequences summarized below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non−U.S. persons for U.S. federal income tax purposes, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of the Company’s common stock, you should consult your tax advisor regarding the tax consequences of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”), regarding the federal income tax consequences of the Reverse Split. The state and local tax consequences of the Reverse Split may vary as to each shareholder, depending on the jurisdiction in which such shareholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse stock split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Tax Consequences to the Company – We believe that the Reverse Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split. In addition, we do not expect the Reverse Split to affect our ability to utilize our net operating loss carryforwards.

Tax Consequences to Shareholders – Shareholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split, except to the extent of any cash received in lieu of a fractional share of common stock (which fractional share will be treated as received and then exchanged for cash). Each shareholder’s aggregate tax basis in the common stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the shareholder’s aggregate tax basis in the common stock exchanged in the Reverse Split. In addition, each shareholder’s holding period for the common stock it receives in the Reverse Split should include the shareholder’s holding period for the common stock exchanged in the Reverse Split.

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In general, a shareholder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the shareholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain shareholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of the Company. Shareholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth herein regarding the proposed Reverse Split except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the Commonwealth of Pennsylvania of the Articles of Amendment to the Charter, even if the authority to effect the Reverse Split has been approved by our shareholders at the Special Meeting. By voting in favor of the Reverse Split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, the Reverse Split if it should so decide, in its sole discretion, that such action is in the best interests of the Company.

ITEM 2: APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO THE EXTENT THERE ARE INSUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE THE IMMEDIATELY PRECEDING PROPOSAL

In the event that the number of shares of common stock present virtually or represented by proxy at the Special Meeting and voting “FOR” the adoption of the foregoing proposal in this Proxy Statement are insufficient to approve such proposal, we may move to adjourn the Special Meeting in order to enable us to solicit additional proxies in favor of the adoption of such proposal. If the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Special Meeting.

For the avoidance of doubt, any proxy authorizing the adjournment of the Special Meeting shall also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of such proposal.

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OTHER INFORMATION

OTHER MATTERS

The Special Meeting is called for the purposes set forth in the Notice. The Board does not know of any other matters to be considered by the shareholders at the Special Meeting other than the matters described in the Notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the Special Meeting and that are not known to the Board at the date this Proxy Statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

For shareholders intending to present a proposal to be considered for inclusion in the proxy statement for our 2022 Annual Meeting of Shareholders, such shareholder proposals must be received by us no later than the close of business on November 11, 2021. If we change the date of the 2022 Annual Meeting of Shareholders by more than 30 days from the anniversary of this year’s Annual Meeting, shareholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first in order to be considered for inclusion in our proxy statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, Baudax Bio, Inc., 490 Lapp Road, Malvern, PA 19355. Proposals must contain the information required under our Amended and Restated Bylaws (the “Bylaws”), a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

Shareholders intending to present a proposal or nominate a director for election at our 2022 Annual Meeting of Shareholders without having the proposal or nomination included in our proxy statement must comply with the requirements set forth in the Bylaws. The Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for our 2022 Annual Meeting of Shareholders, our Corporate Secretary must receive the proposal or nomination no earlier than December 8, 2021 and no later than the close of business on January 7, 2022. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the shareholder does not meet the applicable deadlines or comply with the requirements of Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Shareholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, Baudax Bio, Inc., 490 Lapp Road, Malvern, PA 19355. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from shareholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

AVAILABILITY OF MATERIALS

Our 2020 Annual Report, including the financial statements and financial statement schedules, has been filed with the SEC and provides additional information about us, which is incorporated by reference herein. It is available on the internet at www.baudaxbio.com and is available in paper form (other than exhibits thereto) by first class mail or other equally prompt means to beneficial owners of our common stock, without charge, upon written request to Chief Financial Officer, Baudax Bio, Inc., 490 Lapp Road, Malvern, PA 19355. In addition, it is available to beneficial and record holders of our common stock at www.proxyvote.com.

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APPENDIX A

PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

Articles of Amendment of Baudax Bio, Inc.

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Amended and Restated Articles of Incorporation, hereby states that:

1.	The name of the Corporation is Baudax Bio, Inc. (the “Corporation”).

2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 490 Lapp Road, Malvern, Pennsylvania 19355, Chester County.

3.	The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.

4.	The date of the Corporation’s incorporation was July 6, 2015.

5.	The amendment shall be effective upon filing these Articles of Amendment in the Pennsylvania Department of State.

6.	The amendment was adopted by the Corporation by the Board of Directors and shareholders of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(a).

7.	The amendment adopted by the Corporation is:

RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of Article IV in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 200,000,000, which (i) 190,000,000 shall be designated as common stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock”).” As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Department of State (the “Effective Date”), every [ __ ]1 (the “Reverse Split Factor”) outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. A shareholder of record who otherwise would be entitled to receive fractional shares will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares in an amount equal to the product obtained by multiplying such fractional share of Common Stock by the Reverse Split Factor times the average closing price per share of Common Stock on the securities trading market on which the shares were traded for the five trading days immediately preceding the effective date of this amendment to the Amended and Restated Articles of Incorporation.”

Except as set forth in these Articles of Amendment, the Amended and Restated Articles of Incorporation remain in full force and effect.

1 The Board of Directors will have the discretion to effect the Reverse Stock Split at a ratio of any whole number between 1-for-8 and 1-for-35.

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